EXHIBIT 15.7

Onno ten Brinke

La Chesnaie de Bas,

Mont de la Chesnaie

St. Lawrence

Jersey

The Board of Directors of

Randgold Resources Limited (the “Company”)

March 30, 2012

Re:	Consent

Gentlemen:

I, Onno ten Brinke, do hereby consent to the reference of myself in the Company’s Annual Report on Form 20-F for the year ended December 31, 2011 (the “Annual Report’) to which this consent is an exhibit, to any reference to Mr. Onno ten Brinke under the heading “Experts” in any registration statement into which the Annual Report is incorporated by reference, and to the citation and/or summarization of the reserve statement in the Annual Report as estimated by me for the Massawa open pit mineral reserves.

Dated this 30th day of March, 2012.

By:	/s/ Onno ten Brinke
Name: Onno ten Brinke
Title: Consultant